SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

                               (Amendment No. 1)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|X|   Preliminary Proxy Statement        |_| Confidential, For Use of the
                                             Commission Only
                                             (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Under Rule 14a-12


                   Wilder Richman Historic Properties II, L.P.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

_______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   |_| No fee required.

   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies: units of limited partnership .
_______________________________________________________________________________
   (2) Aggregate number of securities to which transaction applies: 800 units (all outstanding units)
_______________________________________________________________________________
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:
_______________________________________________________________________________
   (5) Total fee paid:
_______________________________________________________________________________
   |X| Fee paid previously with preliminary materials:

   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid: $1,846
_______________________________________________________________________________
   (2) Form, Schedule or Registration Statement No.: Schedule 14A
_______________________________________________________________________________
   (3) Filing Party: Wilder Richman Historic Properties II, L.P.
_______________________________________________________________________________
   (4) Date Filed: May 2, 2003

RICHMAN ASSET MANAGEMENT, INC.
_______________________________________________________________________________

                                                         599 West Putnam Avenue
                                                       Greenwich, CT 06830-6005
                                                  TEL: (203) 869-0900, Ext. 310
                                                            FAX: (203) 869-1034

                                 PROXY MATERIALS

           IMPORTANT PARTNERSHIP INFORMATION - PLEASE READ IMMEDIATELY

               IF YOU HAVE ANY QUESTIONS REGARDING THIS DOCUMENT,
               PLEASE CONTACT GINA DODGE AT 203-869-0900, EXT. 310

Re:  Wilder Richman Historic Properties II, L.P. (the "Partnership")

The Partnership retained a national brokerage and marketing firm to privately solicit offers to purchase the 433-unit apartment complex (the "Property") in Jersey City, New Jersey, which is known as Dixon Mill and is indirectly owned by the Partnership. The solicitation resulted in two initial non-binding offers to purchase the Property. The offers, which are subject to due diligence, were $32.9 and $33 million. The general partner, Wilder Richman Historic Corporation, estimates that a sale of the Property for $33 million, after payment of all mortgages, Partnership debt and brokerage fees, and including distribution of the Partnership's cash on hand, would result in net proceeds to the unit holders totaling approximately $10.4 million, or $13,000 per unit, including the distribution of estimated cash reserves on hand at the time of distribution. The general partner believes it is prudent to assume that the offers could be reduced following due diligence, and believes an estimate of net sales proceeds in the range of $9,000 to $13,000 per unit is reasonable. However, the actual amount could be higher or lower.

A sale of the Property would require the consent of a majority in interest of the unit holders under the terms of the partnership agreement of the Partnership. Accordingly, the general partner is asking unit holders to vote on whether or not to authorize the sale of the Property at a price that would result in cash to the unit holders of at least $9,000 per unit (the "Minimum Price"), not including any potential tax benefits, as discussed in the enclosed solicitation statement. Please note that the actual amount realized on a sale could exceed the Minimum Price, but a sale would not be authorized at a price below the Minimum Price.

If a sale were to occur at the Minimum Price, the general partner estimates that a unit holder who invested $24,100 in the original offering of units, would realize approximately $14,670, including the $9,000 cash from the sale plus after-tax benefits, assuming that all of the passive losses from the Partnership were carried forward and utilized at a 35% tax rate. Under such scenario, the general partner estimates that a unit holder will have received cash and tax benefits over the life of the investment equal to an average non-compounded annual after-tax distribution of approximately 8.5%. This estimate combines the total cash that would be received upon the consummation of a sale with previously paid cash distributions, tax credits, and the estimated tax benefit on a sale from the passive losses, less the original investment, divided by 15 years.

Although the general partner is optimistic about the long-term prospects of the Property, assuming no significant further deterioration of the national or local economies, the general partner makes no recommendation as to whether a unit holder should vote for or against the sale of the Property at this time. The general partner recognizes that each unit holder's personal financial situation is unique, and while some unit holders may prefer to liquidate their investment now, others may prefer the Partnership to continue to hold the Property with a goal of maximizing potential benefits.

Please read the enclosed solicitation statement for important information concerning this matter. Unit holders are strongly urged to consult with their own tax and financial advisors in order to reach their own decision as to how to vote.

In order to have your vote counted, it is imperative that you sign and return the enclosed consent form no later than [________], 2003. All signed consent forms that specify an affirmative vote or do not indicate a preference will be counted as affirmative votes. Consent forms not signed or returned will have the effect of a vote against the sale of the Property, regardless of your wishes, because no meeting will be held on this matter. Please be aware that, even if the consent of a majority of unit holders is obtained, there can be no guarantee that a sale of the Property will be completed pursuant to this solicitation.

Very truly yours,

/s/ Gina K. Dodge
----------------------------
Gina K. Dodge
Director of Investor Services

                   WILDER RICHMAN HISTORIC PROPERTIES II, L.P.
                       WILDER RICHMAN HISTORIC CORPORATION

                             SOLICITATION STATEMENT

                                     URGENT
           CONSENT FORM ENCLOSED - PLEASE READ AND RESPOND IMMEDIATELY

Dated [_________], 2003

This solicitation statement is furnished by Wilder Richman Historic Corporation (the "general partner"), the general partner of Wilder Richman Historic Properties II, L.P., a Delaware limited partnership (the "Partnership"). The general partner is hereby soliciting your vote in your capacity as a unit holder of the Partnership as to whether or not to authorize the sale of a 433-unit apartment complex (the "Property") in Jersey City, New Jersey, which is known as Dixon Mill and is indirectly owned by the Partnership, as described herein (the "Proposed Sale").

As discussed in the Partnership's recent annual and quarterly reports, the Partnership agreed with Dixon Venture Corp. (the "Operating General Partner") to hire a national brokerage and marketing firm to solicit offers to purchase the Property from major apartment owners on a confidential basis in order to determine the market value of the Property. CB Richard Ellis, Inc. ("Ellis") was retained as the exclusive adviser and broker regarding the solicitation for a sale. Approximately 30 companies with experience in local real estate investments were approached. Two of those solicitations resulted in initial non-binding offers to purchase the Property. The offers, which are subject to due diligence, were $32.9 and $33 million. Because of the age of the buildings on the Property and the recent deterioration of the local rental market, the general partner believes it is likely the offers will be reduced after due diligence investigations. In addition, because the rental market in Jersey City, New Jersey has declined since the solicitations were made, Ellis has advised that a contingency be made to allow for a likely reduction of the offering prices. In addition to soliciting bids for a sale, Ellis has agreed to negotiate the sale price and other terms of the potential sale on behalf of Dixon Mill Associates I (Phase One), Limited Partnership, Dixon Mill Associates II (Phase
Two), Limited Partnership, and Dixon Mill Associates III (Phase Three), Limited Partnership, each of which is a New Jersey limited partnership (collectively the "Operating Partnerships") and the Partnership in order to reduce any potential conflict of interest. Please be aware that there is no guarantee that either of the offers received would result in the completion of a sale of the Property.

     The general partner estimates that a sale of the Property for $33 million, after payment of all mortgages, Partnership debt and brokerage fees, and including distribution of the Partnership's estimated cash reserves, would result in a distribution to unit holders totaling approximately $10.4 million, or $13,000 per unit, including the distribution of estimated cash reserves on hand at the time of distriubtion. The general partner believes it is prudent to assume that the offers could be reduced following due diligence, and believes an estimate of net sales proceeds in the range of $9,000 to $13,000 per unit is reasonable. However, the actual amount could be higher or lower. These estimates are based, in part, on the Partnership's Form 10-K for the period ended February 28, 2002, and the Operating Partnerships' Draft Combined Balance Sheet dated April 30, 2003, and include an estimate of cash reserves as of October 1, 2003, the earliest date the general partner estimates a closing of a sale of the Property could occur. The actual amount that may be available for distribution could vary substantially as there are many factors that are subject to change.

The Partnership has announced that a cash distribution in the amount of $1.071 million, or approximately $1,325 per unit, is anticipated to be paid in 2003. The funds available to make such anticipated cash distribution are included in the above estimates of distributions that would be paid to unit holders if a sale were to occur. Accordingly, if such anticipated distribution were to be paid prior to the consummation of a sale of the Property, the distribution available to be paid to unit holders upon the consummation of a sale would be reduced by such amount.

Under the partnership agreement of the Partnership, a sale of the Property would require the consent of a majority in interest of the unit holders. Accordingly, the general partner is asking unit holders to vote on whether or not to authorize the sale of the Property for a price that would result in cash to the unit holders of at least $9,000 per unit (the "Minimum Price"), less any cash distributions that may be paid in 2003 prior to a sale, and not including any potential tax benefits, as discussed below. There are a number of factors which should be considered in making a determination of whether or not to vote to sell the Property for the Minimum Price, some of which are discussed below. The general partner makes no recommendation as to whether or not unit holders should authorize a sale at the Minimum Price.

The terms of the operating partnership agreements provide that if the Partnership elects to sell the Property, the Operating General Partner has the right to purchase the Operating Partnership interests of the Partnership for the amount that the Partnership would have received as a result of such sale. The Operating General Partner is not an affiliate of the Partnership or the general partner. The Operating General Partner has indicated that it does not want to sell the Property at this time for any currently offered price. Therefore, if unit holders representing a majority of the Partnership interest were to vote to authorize the sale of the Property for the Minimum Price and a sale of the Property is negotiated with a third party, the Operating General Partner may exercise its right to purchase the Operating Partnership interests of the Partnership for the amount that a third party would pay.

The approximate date on which this solicitation statement and the attached consent form ("Consent Form") were first mailed or given to the unit holders was [________], 2003. Your Consent Form should be returned promptly and you are urged to respond within one week after you receive this solicitation statement, but in no event should the general partner receive your Consent Form later than [_________], 2003. In the discretion of the general partner, the solicitation period may be extended for an additional period expiring no later than [_______], 2003. Facsimile copies of your Consent Form, properly completed and duly executed, will be accepted. The fax number to return your Consent Form is
(203) 869-1034.

                                THE PROPOSED SALE

                                   Background
                                   ----------

The Partnership is a Delaware limited partnership and was formed on October 15, 1987 to acquire all of the limited partnership interests in the three Operating Partnerships, which collectively directly own the Property. The Property comprises three phases which are Dixon Mill I (134 apartment units), Dixon Mill II (191 apartment units) and Dixon Mill III (108 apartment units). The Property consists of buildings designated as "certified historic structures" which generated investment tax credits in connection with the rehabilitation of such structures. The Operating Partnerships refinanced their mortgages as of April 28, 2000. The total new indebtedness in the amount of $28,600,000 for a term of 30 years was provided by (a) variable-rate tax-exempt bonds in the amount of $26,435,000 and (b) variable-rate taxable bonds in the amount of $2,165,000. The initial interest rates on the tax-exempt and taxable bonds were 5.1% and 6.15%, respectively. The Operating Partnerships purchased an interest rate cap in 2000 which limits the interest rates to 6.97% for five years (through approximately April, 2005) on the tax-exempt bonds, and 9.15% for five and one-half years (through approximately October, 2005) on the taxable bonds.

A principal benefit of an investment in the Partnership has been the investment tax credits allocated to the unit holders. The aggregate tax credits derived between 1988 and 1990 totaled approximately

$10,161,600, or approximately $12,702 per unit. The time period in which the tax credits were subject to recapture expired between 1993 and 1995, and the tax credits are no longer subject to recapture.

An additional benefit of an investment in the Partnership has been cash distributions to unit holders. Cash distributions paid to date to unit holders have totaled approximately $3,145,450, or $3,932 per unit. A portion of such distributions were the proceeds of several Guaranteed Investment Contracts which were purchased by the Partnership to assure certain minimum cash distributions to unit holders. The balance of the cash distributions was provided from the cash flow of the Property.

                             Special Considerations
                             ----------------------

Unit holders should consider the following when deciding how to vote on the Proposed Sale:

Status of the Partnership's Investment Objectives. The Partnership's original investment objectives included: (a) providing unit holders tax benefits in the form of tax credits in 1988 and 1989; (b) an annual 7% preferred return, which through December 31, 1991 was to be partially funded from Guaranteed Investment Contracts proceeds; (c) long-term capital appreciation; and (d) preservation of the Partnership's capital. A one-unit holder who invested $24,100 has received from the Partnership tax credits totaling approximately $12,702, and cash flow totaling $3,932. If the sale of the Property is approved and a sale can be completed at the Minimum Price, it is estimated that unit holders will have received cash and tax credits over the life of the investment equal to an average non-compounded annual distribution of approximately 8.5%. This estimate combines the total cash that would be received upon the consummation of a sale with previously paid cash distributions, tax credits, and the estimated tax benefit on a sale from the passive losses, less the original investment, divided by 15 years. It is estimated that the total cash that would be received upon the consummation of a sale plus cash distributions already paid, without including the tax credits or other estimated tax benefits, would equal an average annual distribution of approximately 4%. To the extent there are proceeds from a future sale or refinancing of the Property paid to the Partnership, unit holders would receive 100% of any such proceeds available for distribution, after repayment to the Operating General Partner for certain advances, until the 7% preferred return has been achieved on a cumulative basis.

The Partnership originally recognized the possibility that the Property may be sold approximately ten years after completion of its rehabilitation (the rehabilitation was completed in 1990), but that the actual holding period would depend upon future circumstances, and could not be predicted with certainty. Assuming no significant further deterioration of the national or local economies, the general partner is optimistic about the long-term prospects for the Property; however, there are significant potential risks in holding the Property including: (i) possible increases in interest rates; (ii) possible increases in real estate taxes, either due to a reassessment of the Property or because of increased tax rates, or both; (iii) the effect that potential changes in tax laws, interest rates, and the national economy in general could have on real estate markets in the coming years; (iv) the need for unanticipated capital improvements; and (v) continued deterioration of the rental real estate market in Jersey City.

Through 2002, the Partnership has generated annual net passive losses. Primarily as a result of reduced mortgage interest expenses and decreased depreciation deductions, the loss for 2002 was significantly reduced compared with previous years. The level of future passive losses and/or gains cannot be predicted accurately, and will depend on a variety of factors including interest rates, rent levels, repair costs and overall operating results of the Property.

Secondary market sales activity for units have been limited and sporadic. During the past two years approximately eight (8) units, or 1% of the total outstanding units, were transferred in sale transactions. Gross sale prices of such sales reported to the Partnership ranged from $1,000 to $2,701 per unit. In addition, in a recent tender offer, unit holders were offered $3,000 per unit, pursuant to which 2.6 units were tendered. The Partnership has been informed that this offer has been increased to $5,000 per unit. Further, an offer to purchase up to 80 units, or 10% of the outstanding units, has been announced by Millenium Management, LLC (the "Millenium Offer") at a purchase price of $9,200 per unit. The Minimum Price is approximately $200 per unit lower than the purchase price in the Millenium Offer, but the actual price that might be achieved on a sale of the Property could be significantly higher than both the Minimum Price and the purchase price in the Millenium Offer. The higher range of net sale proceeds is estimated at approximately $13,000 per unit.

The terms of the operating partnership agreements provide that if either the Partnership, as the limited partner in the Operating Partnerships, or the Operating General Partner elect to accept an offer to sell the Property (the "Selling Partner", in this case the Partnership), but the other party does not want to sell the Property (the "Non-Selling Partner", in this case the Operating General Partner), the Non-Selling Partner has the right to consent to the sale, seek to solicit a more favorable offer, or purchase the interest of the Selling Partner for the amount that would have been distributable to the Selling Partner pursuant to the offer. The Operating General Partner is not an affiliate of the Partnership or the general partner. The Operating General Partner has indicated that it does not want to sell the Property at this time for the price currently offered. Therefore, if unit holders representing a majority of the Partnership interest were to vote to authorize the sale of the Property for the Minimum Price and a sale of the Property is negotiated with a third party, the Operating General Partner may exercise its right to purchase the Operating Partnership interests of the Partnership for the amount that a third party would pay. At this time, and under the current economic conditions, it is not certain whether or not the Operating General Partner would exercise such right, and the Operating General Partner is under no obligation to do so.

Estimate of Tax Results on Disposition of One Unit. An original one-unit holder who invested $24,100 has received from the Partnership tax credits and cash flow totaling approximately $16,635, and passive losses, which the unit holder may or may not have been able to use, totaling approximately $35,555. Generally, upon a sale of the Property, any suspended passive losses (losses not previously used by a unit holder) would be freed up and may be used to offset ordinary income. Based on the estimates and assumptions below, if a sale were to occur at the Minimum Price, the tax credits, cash flow, distributions from sale proceeds, and estimated passive loss benefits for a one unit investment of $24,100 would total approximately $31,659 over the life of the investment.

Presented below are estimated tax results of a sale of the Property based on a one unit investment. The estimate assumes that a unit holder has carried forward all of the passive losses from the Partnership. Based on the estimate, one-unit holder who invested $24,100 in the original offering, and receives $9,000 in cash as a result of the sale of the Property would realize approximately $14,670, after-tax, calculated as follows:

     Cash Distribution from Sale                            $  9,000
     Capital Gain (1)                         27,100
                                              X 25%
                                              ------
     Tax Liability  @ 25% Rate (2)                           (6,775)
     Suspended Losses through 12/31/02        35,555
                                              X 35%
                                              ------
     Tax Savings  @ 35% Rate (2)                              12,444
                                                              ------

     Total After-Tax Benefit & Cash                          $14,670

(1) Capital gain was estimated as the cash received from a distribution on a sale plus negative capital account as of 12/31/02 of $11,750, adjusted by one-half of the total tax credit allocation. (2) The estimated tax results are based on a $24,100 original investment for a one-unit holder admitted in the original offering of units. Capital account balances would vary for unit holders admitted to the Partnership at a later date. The estimates do not reflect potential tax results for 2003 up to the time of sale. The estimate assumes that no passive losses from the units are utilized prior to the date of a sale. It also assumes a 35% federal income tax rate and a 25% capital gains rate, and that the unit holder is not subject to the alternative minimum tax. The passive loss benefits will be less if a lower tax rate is applied. No consideration is given to state and local taxes.

                              Financial Information
                              ---------------------

Audited financial information regarding both the Partnership and the Operating Partnerships is incorporated by reference to the Partnership's Form 10-K for the fiscal year ended February 28, 2002. Unit holders are strongly urged to review this financial information.

As of February 28, 2003, there were approximately 733 record holders of units holding an aggregate of 800 units in the Partnership. No person or group is known by the Partnership to be the owner of record of more than 5% of the outstanding units as of February 28, 2003.

                   Management's Discussion and Analysis of the
                   -------------------------------------------
                            Viability of the Property
                            -------------------------

The future operating results and long-term viability of the Property and the ability to make future cash distributions is dependent on a variety of factors, many of which are not in the control of the Partnership including the general state of the economy, and also including, but not limited to:

       (i) Rent Levels. The current rents on new leases at the Property are approximately 4.5% to 5% lower than they were one year ago and, based on current market conditions and recent trends, the Operating General Partner has stated that it expects a similar reduction this year. The ability to maintain or increase rents in the future will depend on the state of the economy, in general, and in particular in the Jersey City and New York City areas;

      (ii) Interest Rates. Interest rates on the variable rate tax-exempt and taxable bond portions of the Property's mortgages averaged 2.9% and 4.5%, respectively, during 2001 and 1.23% and 1.96%, respectively, for the first six months of 2002. When the mortgages were refinanced as of April, 2000, the Operating Partnerships purchased an interest rate cap, which limits the interest rates to 6.97% for five years (approximately April, 2005) on the tax-exempt portion and 9.15% for five and one-half year (approximately October, 2005) on the taxable portion. A change in the low-floater interest rates of even .25% will have an annualized impact of approximately $70,000 for each such change on the Operating Partnerships' results of operations. If the interest rates of the mortgages were at the maximum under their caps, the combined annual interest expense would be approximately $2.040 million, as compared with approximately $364,000 in 2002, based on interest rates for January through September. Accordingly, future cash flow would be extremely dependent on future interest rates.

     (iii) Capital Improvements. The Property was originally constructed between 1847 and 1932 and the rehabilitation was completed between 1988 through 1990. Although significant capital improvements have been made over the last several years, the Operating General

            Partner has identified repairs and other improvements estimated to cost approximately $8.5 million over the next five years. The Operating General Partner anticipates spending approximately $2.5 million in 2003 for capital needs, including structural work on the pump house building, roof and balcony repairs, and steel restoration. The Operating General Partner believes that other improvements, the timing of which may be discretionary but which may be important to remain competitive in the rental market, should be made over time and include kitchen and bath renovations, new appliances, and replacement of doors and windows. There is no guarantee that additional unscheduled repairs and improvements will not be necessary.

      (iv) Real Estate Taxes. The Operating General Partnerships are currently paying property taxes which are substantially reduced pursuant to a Jersey City tax abatement. The tax abatement was originally scheduled to expire five years after rehabilitation of the Property, however no major adjustment has yet been made. It is anticipated that a sale of the Property would likely trigger a reassessment and an increase in the amount of real estate tax. The general partner believes any potential increase in taxes will effectively diminish the value of the Property to a potential purchaser because the reassessment amount will increase based on the purchase price for the Property. While it is not known what adjustment might be made to the Property's annual taxes after a reassessment, it should be noted that the Minimum Price is approximately double the current assessed value. Real estate taxes paid on the Property in 2002 totaled approximately $700,000, and the Property's current assessed value is approximately $15.2 million. It is the general partner's belief that the risk of significant adjustment of the real estate taxes has an effect on the value of the Property. It should also be noted that, even without a sale of the Property, Jersey City could reassess the Property at any time, which could have a substantial impact on future cash flow. New York City recently announced a significant increase in real estate tax rates. Given the current economic climate, there is a possibility that tax rates could be increased in Jersey City and other areas as well. Based on recent reports that estimate New Jersey's budget deficit to be in the $5 billion to $6 billion range next year, the general partner believes substantial real estate tax increases may be seen in the near future.

Scheduled Cash Distribution. The Operating General Partner has stated that it anticipates making a cash distribution in 2003 of approximately $1.071 million, or approximately $1,325 per unit. The Operating General Partner has indicated that it is considering making a distribution because the Operating Partnerships have accumulated approximately $7.2 million in cash, including approximately $300,000 of restricted deposits held by the lender, primarily as a result of the low floater interest rate on the Property's mortgages. The Operating General Partner has indicated that its objective has been to build up reserves to a level sufficient to reasonably offset the potential adverse impact of future increases in the low floater rates in addition to other contingencies, including capital improvements and potential significant increases in real estate taxes as discussed above. The general partner of the operating limited partnership estimated that if the level of cash flow for 2003 continues, the distribution for 2003 (payable in 2004) would likely be in the same range as the 2002 distribution (payable in 2003), approximately $1,325 per unit.

As discussed in the Partnership's Quarterly Report for the period ended November 30, 2002, the Operating Partnerships generated cash flow of approximately $1.603 million for the nine months ended September 30, 2002 (approximately $2.137 million annualized). For the purpose of determining an amount to distribute out of such cash flow, the Operating General Partner has stated that it is taking into account what the cash flow would have been if the Property's mortgage interest rates were 5% (the current FNMA underwriting rate) as opposed to the current favorable low floater rates. At 5%, the annual interest expense would be $1.430 million, as compared to approximately $364,000 at the average low floater rates from January through September 2002, resulting in a contribution to cash flow of approximately $1.066 million. The Operating General Partner has further stated that it intends to take into account, among other factors, a similar analysis when considering making future annual distributions.

Potential Conflicts of Interest. If the Property were sold, the general partner and certain of its affiliates would no longer have the opportunity to receive certain compensation and fees in connection with the management and operations of the Property and the Partnership. WRMC, Inc., an affiliate of the general partner, is a co-management agent of the Property. In connection with these services, WRMC, Inc. earned and received management fees of $119,074 in 2002. Richman Asset Management, Inc., an affiliate of the general partner, earned compensation in the amount of $78,000 in 2001 for its performance in connection with investor services for the Partnership and the Operating Partnerships and received additional payments of $65,000, which included accrued fees.

                                 Recommendation
                                 --------------

Currently, assuming no significant further deterioration of the national or local economies, the general partner is optimistic about the long-term prospects for the Property; however, there are significant potential risks in holding the Property including: (i) possible increases in interest rates; (ii) possible increases in real estate taxes, either due to a reassessment of the Property or increased tax rates, or both; (iii) the effect that potential changes in tax laws, interest rates, and the economy in general could have on real estate markets in the coming years; (iv) the need for unanticipated capital improvements; and (v) continued deterioration of the rental real estate market in Jersey City. Although the general partner is optimistic about the long-term prospects of the Property, assuming no significant further deterioration of the national or local economies, the general partner makes no recommendation as to whether a unit holder should vote for or against the sale of the Property at this time. The general partner recognizes that each unit holder's personal financial situation is unique, and while some unit holders may prefer to liquidate their investment now, others may prefer the Partnership to continue to hold the Property with a goal of maximizing potential benefits.

Unit holders should be aware that there are different ways of comparing the relative economic benefits to whether or not the Property should be sold. The actual benefits to a unit holder will depend on the unit holder's individual circumstances and may differ from the estimates presented herein. The estimates presented herein are based upon the general partner's understanding of current tax laws. Such laws, particularly as they relate to passive losses and capital gains, are complex and subject to change. Accordingly, the general partner strongly urges all unit holders to consult with their tax and financial advisors and to reach their own decision as to whether or not to vote to authorize a sale of the Property.

If a majority in interest of unit holders vote in favor of authorizing the sale of the Property, such consent will be deemed to expire after December 31, 2003; however, such expiration is subject to extension by the general partner if, in the reasonable opinion of the general partner, a pending sale of the Property considered likely to be consummated would require additional time to complete.

Please be aware that, even if unit holders representing a majority in interest vote in favor of authorizing the sale of the Property, there is no guarantee that a sale of the Property can be successfully completed, nor that the Operating General Partner would exercise its right under the operating partnership agreement. In addition, the two offers to purchase the Property which have been received are subject to due diligence and the offering prices are subject to negotiation and possible reduction. There is no guarantee that the Minimum Price can be achieved.

Facsimile copies of the Consent Form, properly completed and duly executed, will be accepted. The Consent Form should be sent or delivered to Richman Asset Management, Inc., at the address and/or facsimile number below.

For additional information, please contact:

                         Richman Asset Management, Inc.
                             599 West Putnam Avenue
                            Greenwich, CT 06830-6005
                               Attn: Gina K. Dodge
                       Telephone: (203) 869-0900, ext. 310
                            Facsimile: (203) 869-1034

                   WILDER RICHMAN HISTORIC PROPERTIES II, L.P.
                       WILDER RICHMAN HISTORIC CORPORATION
                        599 WEST PUTNAM AVENUE, 3RD FLOOR
                        GREENWICH, CONNECTICUT 06830-6005


                                  CONSENT FORM

THIS CONSENT IS SOLICITED BY THE GENERAL PARTNER ON BEHALF OF THE PARTNERSHIP AND WILL BE VOTED AS DIRECTED. IF THIS CONSENT IS SIGNED AND RETURNED BUT NO DIRECTION IS INDICATED, THIS CONSENT WILL BE VOTED IN FAVOR OF THE PROPOSED SALE.

      The undersigned unit holder hereby votes all the undersigned's units of limited partnership interest in Wilder Richman Historic Properties II, L.P. (the "Partnership") as follows:

      To authorize the general partner, Wilder Richman Historic Corporation (the "general partner"), to pursue the sale of the Property (as defined in the solicitation statement) pursuant to the attached solicitation statement dated ________, 2003; and, in the sole discretion of the general partner to do any and all acts, execute any and all documents, or reach or enter into any and all agreements (including agreements not yet contemplated) as may be necessary, proper, convenient or advisable to effectuate the sale of the Property generally in accordance with the solicitation statement, but with any modifications that may be reasonably necessary to successfully complete the sale of the Property. The undersigned acknowledges that the Operating General Partner (as defined in the solicitation statement) or any of its affiliates may exercise its right under the operating partnership agreements to purchase the interests of the Partnership.

(PLEASE INITIAL ONE OF THE FOLLOWING):


IN FAVOR ________             AGAINST_________        ABSTAIN___________


AN ABSTENTION OR THE FAILURE TO TIMELY RETURN THIS CONSENT FORM WILL BE DEEMED A VOTE AGAINST THE PROPOSED SALE OF THE PROPERTY.

PLEASE SIGN, DATE AND RETURN PROMPTLY.


Dated:__________________________, 2003


------------------------------------
Signature


------------------------------------
Signature, if held jointly


Please sign exactly as your units are registered with the Partnership. When signing as attorney, executor, administrator, trustee or as an officer signing for a corporation, please give full title under signature.

Please sign this Consent Form and return it to Wilder Richman Historic Properties II, L.P. no later than ________________, 2003, in the enclosed, self-addressed envelope.